AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2020

REGISTRATION NO. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Galaxy Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-8143439
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6767 Spencer Street
Las Vegas, Nevada 89119
(702) 939-3254
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Galaxy Gaming, Inc. 2014 Equity Incentive Plan
(Full title of the plan)

Harry C. Hagerty
Chief Financial Officer, Secretary and Treasurer
6767 Spencer Street
Las Vegas, Nevada 89119
(702) 939-3254
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b--2 of the Securities Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.001 per share	6,550,750	$0.9975	$6,534,373	$848.16

(1)
This Registration Statement on Form S-8 covers shares of common stock, par value $0.001 per share, of Galaxy Gaming, Inc. (the “Registrant”): (i) issuable pursuant to the Galaxy Gaming Inc. 2014 Equity Incentive Plan (the “Plan”); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares that become issuable under the Plan by reason of any future stock dividend, stock split or other similar transaction.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of $0.9975, the average of the high and low prices of the Registrant’s common stock as reported on Over the Counter Bulletin Board on April 20, 2020.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed by Galaxy Gaming, Inc., a Nevada corporation (the “Company” or the “Registrant”), relating to 6,550,750 shares of its common stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to the Company’s 2014 Equity Incentive Plan, as amended prior to the date hereof (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Company will provide each recipient (the “Recipients”) of a grant under the Plan with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part          II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Harry C. Hagerty
Chief Financial Officer, Secretary and Treasurer
6767 Spencer Street
Las Vegas, Nevada 89119
(702) 939-3254

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(1)     The Company’s latest Annual Report pursuant to Sections 13(a) or 15(d) of the Exchange Act or latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(2)       All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest Annual Report or prospectus referred to in (1) above.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the Commission is 000-30653.

Item 4.	Description of Securities.

The following is a summary of the material terms, limitations, voting powers and relative rights of the Company’s common stock as contained in the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”).  This summary does not purport to be a complete description of the terms and conditions of the Company’s common stock in all respects and is subject to and qualified in its entirety by reference to the Articles of Incorporation, the Company’s Bylaws (the “Bylaws”), the Nevada Revised Statutes and any other documents from which the summary descriptions are derived.

General

The Company has one class of common stock.  The total authorized shares of capital stock of the Company consist of: (i) 65,000,000 shares of common stock, par value $0.001 per share; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.  Of the 65,000,000 authorized shares of the common stock, 18,042,944 shares were outstanding as of March 31, 2020.  No preferred shares are issued.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of directors and all other matters requiring shareholder action, except with respect to amendments to the Articles of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment.  Holders of common stock are entitled to one vote per share on matters to be voted on by shareholders.  Except as otherwise provided by law, the Articles of Incorporation or the Bylaws, all matters to be voted on by the Company’s shareholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

Dividends

Holders of common stock will be equally entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion out of funds legally available therefor.  Dividends on the Company’s common stock are subject to the rights of holders of the Company’s issued and outstanding preferred stock.

Liquidation Distribution

In the event of the Company’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to holders of the Company’s common stock, after the rights of the holders of the preferred stock have been satisfied.

Impact of Preferred Stock

The rights of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.  The board of directors of the Company is authorized to provide for the issuance from time to time of preferred stock in one or more series and, as to each series, to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof (including but not limited to provisions related to dividends, conversion, voting, redemption and liquidation preference, which may be superior to those of the Company’s common stock).

Preemptive or Other Rights

The Company’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Item 5.	Interests of Named Experts and Counsel.

Howard & Howard Attorneys LLLP has opined as to the legality of the securities being offered by this registration statement.

Item 6.	Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action brought by or in the right of the corporation by reason of his or her official position with the corporation, provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

The Company’s bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Nevada law. In addition, the Company has entered into separate indemnification agreements with certain of its directors and officers that require the Company, among other things, advance expenses to these individuals and to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service so long as such individuals acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The Company may enter into similar agreements in the future.  The Company also maintains and intends to continue to maintain director and officer liability insurance, if available on reasonable terms.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, state of Nevada, on this 21st day of April, 2020.

GALAXY GAMING, INC.

By:	/s/ HARRY C. HAGERTY
HARRY C. HAGERTY
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bruce W. Benson and Harry C. Hagerty and each of them, his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/Todd P. Cravens	President and Chief Executive Officer	April 21, 2020
Todd P. Cravens	(Principal Executive Officer)

/s/Harry C. Hagerty	Chief Financial Officer	April 21, 2020
Harry C. Hagerty	(Principal Financial Officer)

/s/Mark A. Lipparelli	Chairman of the Board of Directors	April 21, 2020
Mark A. Lipparelli

/s/William A. Zender	Director	April 21, 2020
William A. Zender

/s/Bryan Waters	Director	April 21, 2020
Bryan Waters

/s/ Michael Gavin Isaacs	Director	April 21, 2020
Michael Gavin Isaacs

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on February 13, 2009)

4.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on February 13, 2009)

5.1	Opinion of Howard & Howard Attorneys PLLC

10.1	2014 Equity Incentive Plan (including Amendment No. 1 thereto)

23.1	Consent of Piercy Bowler Taylor & Kern

23.2	Consent of Howard & Howard Attorneys PLLC (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)